EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement, as amended, (Form S-8 No. 333-200183) of Ashford Inc. of our report dated March 24, 2015, with respect to the financial statements of Ashford Inc. and subsidiaries, included in Ashford Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

November 1, 2016